Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1
(Form Type)

WESTROCK COFFEE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee

Fees to be Paid
Primary Offering
Equity	Common Stock, par value $0.01 per share (2)	457(g)	19,900,000	$11.50	(3)	$228,850,000	(3)	$0.0001102	$25,219.27
Secondary Offering
Equity	Common Stock, par value $0.01 per share (4)	457(c)	95,937,824	$13.93	(5)	$1,336,413,888.32	(5)	$0.0001102	$147,272.82
Total Offering Amounts						$1,565,263,888.32			$172,492.09
Total Fees Previously Paid
Total Fee Offsets									$111,516.74	(6)
Net Fee Due									$60,975.35	(6)

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Fee Paid with Fee Offset Source
Rule 457(b)
Fee Offset Claims		S-1	333-267509	September 20, 2022		$111,516.74	(6)
Fee Offset Sources	Westrock Coffee Company	S-1	333-267509		September 20, 2022			$111,516.74	(6)

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Represents the issuance by Westrock Coffee Company (“Westrock”) of up to 19,900,000 shares of common stock, par value $0.01 per share (the “Common Shares”), of Westrock upon the exercise of the outstanding warrants of Westrock for Common Shares (the “Warrants”), which were previously registered, including Warrants that are listed on The Nasdaq Stock Market LLC (“Nasdaq”).

(3)	Calculated pursuant to Rule 457(g), based on the exercise price of the Warrants.

(4)	Consists of (i) 20,240,000 Common Shares issued in the PIPE Financing (as defined in the registration statement), (ii) up to 7,400,000 Common Shares issuable upon exercise of the Warrants held by Riverview Sponsor Partners, LLC, (iii) 40,400,872 Common Shares held by Westrock’s pre-Business Combination (as defined in registration statement) equityholders, (iv) 4,309,000 Common Shares held by entities affiliated with R. Brad Martin (excluding Common Shares issued in the PIPE Financing), and (v) up to 23,587,952 Common Shares issuable upon the conversion of Series A convertible preferred stock, par value $0.01 per share, of Westrock, in each case, that may be sold by such Holders from time to time pursuant to the registration statement.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high ($14.07) and low ($13.79) prices of the shares of the Common Shares on Nasdaq on December 9, 2022.

(6)	Pursuant to the recalculation procedure set forth in Instruction 2.A.iv of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure on Form S-1, Westrock recalculated the filing fee due for this registration statement on Form S-1 and claimed an offset of $111,516.74 pursuant to Rule 457(b) as set forth in Table 2.